Exhibit 4


                         FORM OF FIXED RATE SENIOR NOTE

REGISTERED                                                    REGISTERED No. R-1
U.S. $275,060,000                                             CUSIP: 61746Y486


     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

     Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

                                 MORGAN STANLEY

         5.875% MANDATORILY EXCHANGEABLE SECURITIES DUE OCTOBER 15, 2008
                          MANDATORILY EXCHANGEABLE FOR
                        SHARES OF CLASS A COMMON STOCK OF
                            NUVEEN INVESTMENTS, INC.
                               (the "Securities")

     Morgan Stanley, a Delaware corporation (together with its successors and assigns, the "Issuer"), for value received, hereby promises to pay to Cede & Co., or registered assignees, the amount of Nuveen Stock (as defined below) (or other Exchange Property (as defined below)) and/or cash, as determined in accordance with the provisions set forth under "Exchange at Maturity" below, due with respect to the principal sum of TWO HUNDRED SEVENTY FIVE MILLION SIXTY THOUSAND United States dollars (U.S. $275,060,000) on the Maturity Date (as defined below) and to pay interest thereon at the rate of 5.875% per annum from April 12, 2005, in accordance with provisions of this Security.

Interest

     Interest shall accrue on this Security from and including April 12, 2005 to but excluding the Scheduled Maturity Date (as defined below) or any earlier date of acceleration. Interest shall be paid on the Securities in cash quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2005 to and including the Maturity Date (each such date, an "Interest Payment Date"). Interest payable on any Interest Payment Date shall include interest accrued from and including the immediately preceding Interest Payment Date for which interest has been paid or duly provided for (or if none, from and including April 12, 2005) to but excluding such Interest Payment Date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described herein; provided that if the Maturity Date is postponed beyond the Scheduled Maturity Date because a Valuation Date (as defined below) occurs after October 9, 2008 or otherwise, the Issuer shall pay interest on the Maturity Date as postponed rather than on the Scheduled Maturity Date, but no interest shall accrue on the Securities or on such payment during the period from or after the Scheduled Maturity Date.

Exchange at Maturity

     Subject to the provisions of this Security set forth under "Acceleration of Maturity," on the Maturity Date, upon presentation of this Security to the Trustee (as defined below), each $34.00 principal amount of this Security shall be applied by the Issuer as payment for the sum of the Exchange Amounts (the "Total Exchange Amount") determined on each of the Valuation Dates, and the Issuer shall, or shall cause the Trustee to, deliver to the Holder of this Security with respect to each $34.00 principal amount of Securities, the Total Exchange Amount, together with accrued and unpaid interest.

     The date on which the Total Exchange Amount shall be payable and on which this Security shall mature (the "Maturity Date") shall be October 15, 2008 (the "Scheduled Maturity

Date") unless the maturity of this Security shall be accelerated as a result of the occurrence of any of the events set forth under "Acceleration of Maturity" or unless the Maturity Date of the Securities is postponed in accordance with the provisions of the following sentence. If, due to a Market Disruption Event (as defined below) or otherwise, any Valuation Date occurs after October 9, 2008, the Maturity Date shall be the third Business Day following the final Valuation Date as postponed; provided that the Maturity Date shall be no later than November 15, 2008.

     The "Valuation Dates" shall be the first thirty Trading Days (as defined below) commencing August 28, 2008 on which no Market Disruption Event shall have occurred; provided that the last Valuation Date shall occur no later than November 12, 2008. If, due to a Market Disruption Event or otherwise, the final Valuation Date has not occurred by November 12, 2008, all remaining Valuation Dates shall be deemed to occur on November 12, 2008, and the Closing Price (as defined below) for each of the remaining Valuation Dates shall be the Closing Price on November 12, 2008 or, if there is a Market Disruption Event on that day, the market value per share of Nuveen Stock as determined by the Calculation Agent (as defined below).

     The "Exchange Amount" per each $34.00 principal amount of this Security for each Valuation Date shall be determined by the Calculation Agent as follows:

     o if the Exchange Price (as defined below) on the Valuation Date is greater than $40.80 (the "Threshold Appreciation Price"), the Exchange Amount shall equal a number of shares of Nuveen Stock equal to the product of .8333 (the "Threshold Participation Factor") and the Exchange Ratio (as defined below) on that Valuation Date divided by 30, or, at the option of the Issuer, the cash value thereof;

     o if the Exchange Price on the Valuation Date is less than or equal to the Threshold Appreciation Price but is greater than $34.00 (the "Initial Price"), the Exchange Amount shall equal a number of shares of Nuveen Stock with a value (based on the Closing Price of the Nuveen Stock on such Valuation Date) equal to the Initial Price divided by 30, or, at the option of the Issuer, cash equal to the Initial Price divided by 30; and

     o if the Exchange Price on the Valuation Date is $34.00 or less, the Exchange Amount shall equal a number of shares of Nuveen Stock equal to the Exchange Ratio on that Valuation Date divided by 30, or, at the option of the Issuer, the cash value thereof.

     The amount of cash to be delivered in lieu of shares of Nuveen Stock for any applicable Valuation Date shall equal the number of such shares multiplied by the Closing Price of Nuveen Stock on such Valuation Date.

     "Nuveen Stock" shall mean Class A common stock, par value $0.01 per share, of Nuveen Investments, Inc. ("Nuveen").

     The "Exchange Ratio" shall initially equal 1.0 but shall be subject to adjustment as set forth herein under "Antidilution Adjustments."

     The "Exchange Price" on any Valuation Date shall equal the product of the
(i) Closing Price of one share of Nuveen Stock and (ii) the Exchange Ratio, each as determined on such Valuation Date.

     The "Closing Price" for one share of Nuveen Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

     o if Nuveen Stock (or any such other security) is listed or admitted to trading on a national securities exchange that is the primary market for Nuveen Stock, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which Nuveen Stock (or any such other security) is listed or admitted to trading;

     o if Nuveen Stock (or any such other security) is a security that is primarily traded on the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day; or

     o if Nuveen Stock (or any such other security) is neither listed or admitted to trading on any national securities exchange that is the primary market for Nuveen Stock nor a security that is primarily traded on the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If Nuveen Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security traded on the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Nuveen Stock (or one unit of any such other security) on any Trading Day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Nuveen Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Nuveen Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of the Calculation Agent or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security traded on the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

     If the security is an American Depositary Receipt (an "ADR"), the Closing Price for such security shall mean: (i) the closing price of such ADR determined as set forth above; or (ii) if the

ADRs are not traded, the product of (a) the closing price per share (or, if no closing price per share is reported, the last reported per share sale price) of such shares represented by such ADR on the principal securities exchange on which such shares are listed on such date, or, if such shares are not listed for trading on a securities exchange on such date, the per share market value of such shares on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent, (b) the number of shares represented by such ADR on such date of determination and
(c) the U.S. dollar noon buying rate in New York City for cable transfers of the relevant currency for U.S. dollars as certified by the Federal Reserve Bank of New York on such date.

     "Trading Day" shall mean a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Settlement

     The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee at its corporate trust office in New York, New York, (the "New York Office") and to the Depositary, on or prior to the fifth Business Day immediately prior to the first Valuation Date, of the Issuer's elections with respect to each of the thirty Valuation Dates as to whether the Issuer shall deliver shares of Nuveen Stock or cash to the Trustee for the benefit of the Holder of this Security in respect of each such Valuation Date, which election the Issuer may change by providing written notice to the Trustee and to the Depositary at least three Business Days prior to the Valuation Date for which such change is to take effect, (ii) provide written notice to the Trustee at its New York Office and to the Depositary, on which notice the Trustee and the Depositary may conclusively rely, on the Business Day following each Valuation Date, of the Exchange Amount for such Valuation Date, and (iii) deliver shares of Nuveen Stock (and cash in respect of interest and any factional shares of Nuveen Stock) or cash, as the case may be, in respect of each such Valuation Date to the Trustee on or before the Maturity Date.(1)

--------------------
     (1) In addition, the Issuer shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York Office and to the Depositary, on which notice the Trustee and Depositary may conclusively rely, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of this Security (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the maturity of this Security), (1) of the amount of Nuveen stock (or the amount of Exchange Property) and/or cash constituting the Total Exchange Amount to be delivered to the Holder of this Security at maturity with respect to each $34.00 principal amount of this Security and of the amount of any cash to be paid in lieu of any fractional share of Nuveen Stock (or of any other securities included in Exchange Property, if applicable) and (2) if any amounts of Nuveen Stock and/or cash have been previously delivered to the Trustee on any Settlement Date prior to the Maturity Date, as described herein, of (x) the specific Valuation Date(s) with respect to which Exchange Amounts(s) are to be delivered on the Maturity Date and (y) the amount of Nuveen Stock or cash that constitutes the Exchange Amount for each such Valuation Date; provided that if the Maturity Date of this Security is accelerated (a) because of a Reorganization Event in the which the Exchange Property (as described below) consists solely of cash (as described under "Acceleration of Maturity" below) or (b) because of an Event of Default Acceleration (as described under "Acceleration of Maturity" below), the Issuer shall give notice of such acceleration as promptly as possible, and in (...continued)

     The Issuer shall have the option to deliver the Nuveen Stock or cash constituting the Exchange Amount with respect to one or more Valuation Dates to the Trustee for the benefit of the Holder of this Security prior to the Maturity Date. The Issuer 's delivery of such Nuveen Stock and/or cash to the Trustee shall be irrevocable and shall satisfy the Issuer 's obligation to deliver those shares of Nuveen Stock and/or cash on the Maturity Date. Any day on which the Issuer makes a delivery of Nuveen Stock and/or cash (including the Maturity
Date) is hereinafter referred to as a "Settlement Date." After the delivery of the Exchange Amount in respect of one or more Valuation Dates to the Trustee on any Settlement Date, the Issuer shall have no ownership interest in the Nuveen Stock or cash that it shall have delivered. The Trustee shall hold such Nuveen Stock and/or cash for the benefit of the Holder of this Security and shall distribute the same to the Holder of this Security on the Maturity Date, unless required by law or regulation to deliver such shares or cash prior to the Maturity Date.(2)

         In addition, the Issuer may elect to make an irrevocable delivery of Nuveen Stock to the Trustee prior to any Valuation Date, in an amount no greater than .8333 shares per each $34.00 principal amount of this Security, for the benefit of the Holder of this Security. To the extent of any such delivery, the Issuer 's obligation to deliver Nuveen Stock with respect to one or more Valuation Dates shall be reduced accordingly.(3)

--------------------
                                                                  (continued...)
no case later than two Business Days after the date of acceleration, (i) to the Holder of this Security by mailing notice of such acceleration by first class mail, postage prepaid, to the Holder's last address as it shall appear upon the registry books, (ii) to the Trustee by telephone or facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York Office and (iii) to DTC by telephone or facsimile confirmed by mailing such notice to DTC by first class mail, postage prepaid and in the case of an acceleration due to a Reorganization Event, the Issuer shall include in such notice notice of the amount of cash payable with respect to each $34.00 principal amount of this Security. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder of this Security receives the notice.

     (2) The Issuer shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York Office and to the Depositary, on which notice the Trustee and Depositary may conclusively rely, on or prior to 10:30 a.m. on the Trading Day immediately prior to any Settlement Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding any such Settlement Date), of (x) the specific Valuation Date(s) with respect to which Exchange Amount(s) are to be delivered on such Settlement Date and (y) the amount of Nuveen Stock or cash that constitutes the Exchange Amount for each such Valuation Date; provided that, if the Issuer has elected, pursuant to the following paragraph, to deliver any shares of Nuveen Stock prior to any Valuation Date, such notice shall also specify to what extent, if any, the amounts specified in clause (y) above have been satisfied by such prior delivery of shares of Nuveen Stock. If any fractional shares of Nuveen Stock would otherwise be payable on any Settlement Date prior to the Maturity Date, the Issuer shall deliver the sum of such fractional shares on the Maturity Date, including cash in lieu of any remaining fractional share, calculated as described in the fifth and sixth paragraphs of "Settlement" below.

     (3) The Issuer shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York Office and to the Depositary, on which notice the Trustee and Depositary may conclusively rely, on or prior to 10:30 a.m. on the Trading Day immediately prior to any Settlement Date with respect to any such prior delivery (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding any such Settlement Date), of (x) the Issuer's election to make such an early delivery and (y) the number of shares of Nuveen Stock to be delivered on such Settlement Date.

     If, while the Trustee is holding Nuveen Stock for the benefit of the Holder of this Security, the Trustee receives any solicitation for any vote or other action to be taken with respect to Nuveen Stock, the Trustee shall abstain from voting or taking such action.

     If the Issuer elects to deliver shares of Nuveen Stock with respect to the Exchange Amount determined on any Valuation Date but the Issuer has not yet delivered such shares to the Trustee, the Calculation Agent shall adjust the amount of Nuveen Stock to be delivered during the period following the relevant Valuation Date to but excluding the Settlement Date on which such Exchange Amount is delivered to the Trustee on account of the occurrence of any of the events set forth under "Antidilution Adjustments" below that would require an adjustment to the Exchange Ratio.

     On the Maturity Date, the Issuer shall deliver the aggregate number of shares of Nuveen Stock and/or cash due with respect to this Security, as described above, but, if the Issuer delivers shares, the Issuer shall pay cash in lieu of delivering any fractional share of Nuveen Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Nuveen Stock as determined by the Calculation Agent as of the final Valuation Date.

     If this Security is not surrendered for exchange on the Maturity Date it shall be deemed to be no longer Outstanding under, and as defined in, the Senior Indenture and the Holder thereof shall have no rights thereunder or under the Senior Indenture except the right to receive the Total Exchange Amount and the interest payable at maturity.

Acceleration of Maturity

     Upon the occurrence of a Reorganization Event (as defined below) in which the Exchange Property (as defined below) consists solely of cash, the Maturity Date of the Securities shall be deemed to be accelerated to the third Business Day immediately following the date on which such cash is distributed to holders of Nuveen Stock (the "Acceleration Date").

     On the Acceleration Date, the Holder of this Security shall be entitled to receive, in respect of each $34.00 principal amount of this Security, in lieu of the Total Exchange Amount and as liquidated damages in full satisfaction of the Issuer's obligations under this Security, an amount of cash equal to:

          (a) if the Transaction Value (as defined below) is equal to or less than the Initial Price, the Transaction Value,

          (b) if the Transaction Value is less than or equal to the Threshold Appreciation Price but is greater than the Initial Price, the Initial Price, and

          (c) if the Transaction Value is greater than the Threshold Appreciation Price, the product of the Threshold Participation Factor and the Transaction Value,

plus, in each case, accrued but unpaid interest to but excluding the Acceleration Date.

     If an Event of Default under the Indenture and the Securities shall have occurred and be continuing, the amount declared due and payable per each $34.00 principal amount of this Security upon any acceleration of the Securities in accordance with the provisions of the Indenture shall be determined by the Calculation Agent and shall be equal to the sum of the Exchange Amounts (in each case using the cash value of such Exchange Amount) for each of thirty Valuation Dates, plus accrued and unpaid interest to but excluding the date on which the Securities are accelerated (the "Event of Default Acceleration Date"). For purposes of determining the Exchange Amounts, such Event of Default Acceleration Date shall be the first Valuation Date and the subsequent Valuation Dates shall be the first twenty-nine Trading Days on which no Market Disruption Event shall have occurred immediately following such Event of Default Acceleration Date.

     If the Maturity Date of this Security is accelerated as a result of an Event of Default under the Indenture and the Securities, the Issuer shall provide notice of the amount of cash payable with respect to each $34.00 principal amount of this Security as promptly as possible and in no event later than one Business Days after such twenty-ninth Trading Day. Notwithstanding anything herein to the contrary, the Total Exchange Amount due in connection with an Event of Default Acceleration Date shall not be delivered until the second Business day after such twenty-ninth Trading Day.

Antidilution Adjustments

     The Exchange Ratio shall be adjusted by the Calculation Agent upon the occurrence of the events described below, as follows:

     1. Stock splits. If Nuveen Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio shall be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Nuveen Stock.

     2. Stock dividends. If Nuveen Stock is subject

          (i) to a stock dividend (issuance of additional shares of Nuveen Stock) that is given ratably to all holders of shares of Nuveen Stock, or

          (ii) to a distribution of Nuveen Stock as a result of the triggering of any provision of the corporate charter of Nuveen,

then at the close of business on the record date for such dividend, the Exchange Ratio shall be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares to be issued with respect to one share of Nuveen Stock and (ii) the prior Exchange Ratio.

     3. Rights or Warrants. If Nuveen issues rights or warrants to all holders of Nuveen Stock to subscribe for or purchase Nuveen Stock at an exercise price per share less than the Closing Price of Nuveen Stock on both

          (i) the date the exercise price of such rights or warrants is determined, and

          (ii) the expiration date of such rights or warrants,

and if the expiration date of such rights or warrants precedes the Maturity Date of the Securities, then the Exchange Ratio shall be adjusted to equal the product of the prior Exchange Ratio and a fraction:

          (A) the numerator of which shall be the number of shares of Nuveen Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Nuveen Stock offered for subscription or purchase pursuant to such rights or warrants; and

          (B) the denominator of which shall be the number of shares of Nuveen Stock outstanding immediately prior to the issuance of such rights or warrants plus a number of additional shares of Nuveen Stock equal to:

          (I) the total number of shares offered for subscription or purchase pursuant to such rights or warrants multiplied by the exercise price of such rights or warrants,

          divided by

          (II) the Closing Price of Nuveen Stock on the expiration date of such rights or warrants.

     4. Ordinary Dividends. In the event of any increase or decrease on or after April 6, 2005 in the regular quarterly cash dividend payable to holders of Nuveen Stock relative to the Base Quarterly Dividend (as defined below), the Exchange Ratio shall be adjusted as of the related ex-dividend date for such quarterly cash dividend.

     The new Exchange Ratio shall equal the prior Exchange Ratio times a fraction:

          (i) the numerator of which shall be the Base Closing Price minus the Base Quarterly Dividend; and

          (ii) the denominator of which shall be the Base Closing Price minus the amount per share of such dividend or distribution.

For purposes of this calculation the "Base Quarterly Dividend" means a quarterly dividend of $0.18 per share. The amount of the Base Quarterly Dividend is subject to adjustment by the Calculation Agent in its sole discretion in a manner inversely proportional to any adjustment to the Exchange Ratio in the case of any stock split or reverse stock split described in paragraph 1 or any stock dividend or distribution described in paragraph 2.

     For purposes of this calculation, the "Base Closing Price" means the Closing Price of Nuveen Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend.

     The "ex-dividend date" means the day on and after which transactions in Nuveen Stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution.

     5. Other Cash or Non-Cash Dividends.

     (a) If a cash dividend or distribution (excluding any dividends or distributions described in paragraph 4, including a regular quarterly dividend equal to the Base Quarterly Dividend, or paragraph 6) occurs with respect to Nuveen Stock, the Exchange Ratio with respect to Nuveen Stock shall be adjusted on the ex-dividend date with respect to such cash dividend or distribution.

     The new Exchange Ratio shall equal the product of the then current Exchange Ratio and a fraction, the numerator of which shall be the Base Closing Price and the denominator of which shall be the Base Closing Price minus the cash dividend or distribution.

     For purposes of this calculation, the "Base Closing Price" means the Closing Price of Nuveen Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or distribution.

     (b) If a non-cash dividend or distribution (excluding any non-cash dividends or distributions described in paragraph 2, paragraph 3 or paragraph 6) occurs with respect to Nuveen Stock, the Exchange Ratio with respect to Nuveen Stock shall be adjusted on the ex-dividend date with respect to such non-cash dividend or distribution.

     The new Exchange Ratio shall equal the product of the then current Exchange Ratio and a fraction, the numerator of which shall be the Base Closing Price and the denominator of which shall be the Base Closing Price minus the full cash value of the non-cash dividend or distribution.

     For purposes of this calculation, the "Base Closing Price" means the Closing Price of Nuveen Stock on the Trading Day preceding the ex-dividend date for the payment of such non-cash dividend or distribution.

     To the extent a dividend or distribution is not paid in cash, the value of the non-cash component shall be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Nuveen Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

     6. Reorganization Events. Any of the following shall constitute a "Reorganization Event":

          (i) Nuveen's stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Nuveen;

          (ii) Nuveen or any surviving entity or subsequent surviving entity of Nuveen (a "Nuveen Successor") has been subject to a merger, combination or consolidation and is not the surviving entity;

          (iii) Nuveen or any Nuveen Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above);

          (iv) Nuveen or any Nuveen Successor is liquidated;

          (v) Nuveen or any Nuveen Successor issues to all of its shareholders equity securities of an issuer other than Nuveen (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event"); or

          (vi) all of the outstanding shares of Nuveen Stock are acquired pursuant to a tender offer, exchange offer or going private transaction.

     If any Reorganization Event occurs, in each case as a result of which the holders of Nuveen Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash, including (A) in the case of the issuance of tracking stock, the reclassified share of Nuveen Stock, (B) in the case of a Spin-off Event, the share of Nuveen Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where Nuveen Stock continues to be held by the holders receiving such distribution, the Nuveen Stock (collectively "Exchange Property"), the amount payable with respect to each $34.00 principal amount of this Security with respect to any Valuation Date following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) shall be adjusted to provide that the Holder of this Security may receive Exchange Property or, at the option of the Issuer, the cash value of such Exchange Property on the Maturity Date.

     Following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock), the method of determining the Exchange Price used to calculate the Exchange Amount on any Valuation Date shall be adjusted so that the Exchange Price shall mean the Transaction Value (as defined below) as of the Valuation Date.

     "Transaction Value" at any Valuation Date means the sum of:

          (I) for any cash received in any such Reorganization Event, the amount of cash received per share of Nuveen Stock as adjusted by the Exchange Ratio at the time of such Reorganization Event;

          (II) for any property other than cash or Marketable Securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Nuveen Stock, as adjusted by the Exchange Ratio at the time of such Reorganization Event; and

          (III) for any Marketable Securities received in any such Reorganization Event, an amount equal to the Closing Price per share, as of such Valuation Date, of such security multiplied by the quantity of such security received for each share of Nuveen Stock, as adjusted by the Exchange Ratio at the time of such Reorganization Event (and as the Exchange Ratio for such Marketable Security may have been subsequently adjusted to and including the applicable Valuation Date).

     If Exchange Property consists of more than one type of property and the Issuer does not elect to deliver cash with respect to any Valuation Date, the Issuer shall deliver to the Trustee for the benefit of the Holder of each $34.00 principal amount of this Security, a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, the Holder of this Security shall not receive any interest accrued on such cash component. In the event Exchange Property consists of Marketable Securities, those Marketable Securities shall, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 6, except that the Calculation Agent may make any modifications to such adjustments as it may reasonably determine.


                                    *   *   *


     For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     Following the occurrence of any Reorganization Event referred to in paragraph 6 above, (i) references to "Nuveen Stock" in the sixth paragraph under the caption "Settlement" in this Security, under the caption "Exchange at Maturity" in this Security and under the caption "Market Disruption Event" in this Security shall be deemed to also refer to any other security received by holders of Nuveen Stock in any such Reorganization Event, and (ii) all other references in this Security to "Nuveen Stock" shall be deemed to refer to the Exchange Property into which this Security is thereafter exchangeable and references to a "share" or "shares" of Nuveen Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

     If the Closing Price is no longer available for Nuveen Stock for whatever reason, including the liquidation of Nuveen or the subjection of Nuveen to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Nuveen Stock shall equal zero for so long as no Closing Price is available.

     The Exchange Ratio resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratios with respect to any Nuveen Stock or Exchange Property shall be made up to the close of business on the final Valuation Date, except as provided in the fifth paragraph of "Settlement" above.

     No adjustments to the Exchange Ratio or method of calculating the Exchange Ratio shall be required other than those specified above.

     The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio or of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

     The Calculation Agent shall, upon the occurrence of an event that requires an adjustment to the Exchange Ratio or the occurrence of a Reorganization Event (or, in either case, if the Calculation Agent is not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the Issuer, the Trustee and the Depositary as the Holder of this Security in writing of the occurrence of such event including a statement setting forth the factors by which the Exchange Ratio is to be adjusted.

Market Disruption Event

     "Market Disruption Event" shall mean, with respect to Nuveen Stock:

          (i) a suspension, absence or material limitation of trading of Nuveen Stock on the primary market for Nuveen Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Nuveen Stock as a result of which the reported trading prices for Nuveen Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Nuveen Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

          (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the Issuer or any of its subsidiaries to unwind or adjust all or a material portion of the hedge with respect to the Securities.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading shall not constitute a Market Disruption

Event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision to permanently discontinue trading in the relevant options contract shall not constitute a Market Disruption Event; (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in options contracts on Nuveen Stock by the primary securities market trading such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts shall constitute a suspension, absence or material limitation of trading in options contracts related to Nuveen Stock; and
(5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Nuveen Stock are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

General

     Morgan Stanley & Co. Incorporated and its successors (the "Calculation Agent") shall make all calculations and determinations under the Securities. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Securities, the Trustee and the Issuer.

     All calculations with respect to the Exchange Ratio for the Securities shall be made by the Calculation Agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); and all dollar amounts paid to the Holder of this Security in the aggregate related to interest payments or payouts on the Maturity Date resulting from such calculations shall be rounded to the nearest cent with one-half cent rounded upward.

Treatment of the Security for United States Federal Income Tax Purposes

     The Issuer, by its sale of this Security, and the Holder of this Security (and any successor holder of, or holder of a beneficial interest in, this Security), by its respective purchase hereof, agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each $34.00 principal amount of this Security for all tax purposes as a unit consisting of (i) a contract (the "Forward Contract") that requires the Holder of this Security to purchase, and the Issuer to sell, a number of shares of Nuveen Stock (and/or the cash equivalent thereof) for an aggregate purchase price equal to the Initial Price (the "Forward Price"), and (ii) a deposit with the Issuer of a fixed amount of cash, equal to the Initial Price per each $34.00 principal amount of this Security, to secure the Holder's obligation under the Forward Contract (the "Deposit"), which Deposit bears payments for each quarter equal to a yield of 4.64% per annum.

         Reference is hereby made to the further provisions of this certificate set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, Morgan Stanley has caused this Registered Global Security to be duly executed.


DATED: April 12, 2005                        MORGAN STANLEY


                                             By:
                                                 -------------------------------
                                                 Name:  Jai Sooklal
                                                 Title: Assistant Treasurer


TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred
     to in the within-mentioned Senior
     Indenture.

JPMORGAN CHASE BANK, N.A., as Trustee


By:
    -----------------------------------
    Authorized Officer

                               REVERSE OF SECURITY

     Interest on this Registered Global Security (as described below) will accrue as described on the face hereof.

     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than the Interest Payment Date occurring on the Maturity Date) will be paid to the person in whose name this Registered Global Security (or one or more predecessor Registered Global Securities) is registered at the close of business on the date 15 calendar days prior to such scheduled Interest Payment Date (whether or not a Business Day (as defined below)) (each such date, a "Record Date"). Interest payable on the Maturity Date will be payable to the holder presenting this Security for mandatory exchange at maturity. As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payments on this Registered Global Security will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (except as otherwise provided under the heading "Interest" on the face hereof), as the case may be.

     In the case where an Interest Payment Date or the Maturity Date does not fall on a Business Day, payment of interest or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or the Maturity Date, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date to such next succeeding Business Day.

     Payment of the Total Exchange Amount with respect to each $34.00 principal amount of this Registered Global Security and the interest due on the Maturity Date will be made upon surrender of this Registered Global Security at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine. Payment of the principal of and interest on this Registered Global Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer, interest may be paid by wire transfer or by mailing checks for such interest payable to or upon the written order of such Holder at its last address as it appears on the registry books of the Issuer.

     This Registered Global Security is one of the duly authorized debt securities of the Issuer (the "Indenture Securities" and, individually, a "Indenture Security") issued or to be issued under and pursuant to a Senior Indenture dated as of November 1, 2004, between the Issuer and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Trustee (the "Trustee," which term includes any successor Trustee under the Senior Indenture) (as may be amended or supplemented from time to time, the "Senior Indenture"), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Indenture Securities and the terms upon which the Indenture Securities are, and are to be, authenticated and delivered. The terms of the Senior Indenture are hereby incorporated by reference herein. The Indenture Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption or repayment provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Senior Indenture. This Security is a Registered Global Security of a series of Indenture Securities designated as the 5.875% Mandatorily Exchangeable Securities due October 15, 2008 of the Issuer (the "Securities"). The Securities will initially be limited in aggregate principal amount to $275,060,000. The Issuer may, without notice to, or the consent of, the Holder of this Security, create and issue further Securities, equal in rank to the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the Securities and have the same terms as the Securities.

     The Securities will not be subject to any sinking fund and will not be redeemable at the option of the Issuer or repayable at the option of the Holder prior to maturity.

     This Registered Global Security and all obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

     This Registered Global Security, and any Registered Global Security or Registered Global Securities issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and in denominations of U.S. $34.00 and any integral multiple of U.S. $34.00 in excess thereof.

     The Trustee has been appointed registrar for the Securities, and the Trustee will maintain at its office in the Borough of Manhattan, The City of New York, a register for the registration and transfer of Securities. Subject to the limitations, terms and conditions set forth herein and in the Senior Indenture, this Registered Global Security may be transferred at the aforesaid office of the Trustee by surrendering this Registered Global Security for cancellation, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Registered Global Security or Registered Global Securities having identical terms and provisions and having a like aggregate principal amount in authorized denominations. Upon the occurrence of certain events specified in Section 2.08 of the Senior Indenture and subject, with respect to the tenth paragraph of
Section 2.08, to the relevant procedures of DTC in effect at such time, this Registered Global Security is exchangeable at the office of the Trustee for definitive registered Securities without coupons of authorized denominations in an equal aggregate principal amount and having identical terms and provisions as the surrendered Registered Global Security.

     All Registered Global Securities surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to, the Issuer and the Trustee and executed by the registered Holder or by the Holder's attorney duly authorized in writing. The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such exchange or registration of transfer.

     In case an Event of Default, as defined in the Senior Indenture, with respect to the Securities shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Senior Indenture and as described under "Acceleration of Maturity" on the face hereof.

     The Senior Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby,
(a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture.

     The Senior Indenture provides that (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of, premium, if any, or interest on, any series of debt securities issued under the Senior Indenture, including the series of 5.875% Mandatorily Exchangeable Securities due October 15, 2008 which this Registered Global Security forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as a single class, by notice in writing to the Issuer (and to the Trustee, if given by the securityholders), may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Registered Global Security, or due to certain events of bankruptcy, insolvency or reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Senior Indenture, treated as one class, by notice in writing to the Issuer (and to the Trustee, if given by the securityholders), may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the Holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

     No provision of this Registered Global Security or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Registered Global Security at the time, place and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Registered Global Security.

     The Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Registered Global Security (whether or not this Registered Global Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the reverse hereof, interest hereon, and for all other purposes, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

     No recourse under or upon any obligation, covenant or agreement of the Issuer in the Senior Indenture or any indenture supplemental thereto or in any Indenture Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of penalty or assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

     This Registered Global Security shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

     All terms used in this Registered Global Security, which are defined in the Senior Indenture and not otherwise defined herein, shall have the meanings assigned to them in the Senior Indenture.

     Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Registered Global Security shall not be entitled to any benefit under the Senior Indenture or be valid or obligatory for any purpose.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto
--------------------------------------------------------------------------------

---------------------------------------
[PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    [PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Registered Global Security and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such security on the books of the Issuer, with full power of substitution in the premises.



Dated:
       --------------------------------

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Registered Global Security in every particular without alteration or enlargement or any change whatsoever.